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                                                                   EXHIBIT 99.10


                             JOINT FILING AGREEMENT

         In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to jointly prepare and file a Schedule 13D (including any future amendments thereto) reporting each of the undersigned's ownership of securities of Third Millennium Industries, Inc. and further agree to the filing of this Joint Filing Agreement as an Exhibit thereto. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendments to such Schedule 13D. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 9, 2004                 /s/ Philip E. Tearney
       Overland Park, Kansas            ----------------------------------------
                                        Philip E. Tearney

Dated: February 9, 2004                 /s/ William P. Moore, III
       Overland Park, Kansas            ----------------------------------------
                                        William P. Moore, III, as Trustee of the
                                        William P. Moore III Revocable Trust
                                        dated October 9, 2001

Dated: February 9, 2004                 Barrett Sutherland Acquisition, LLC
       Overland Park, Kansas
                                        By: /s/ Philip E. Tearney
                                           -------------------------------------
                                             Philip E. Tearney, Manager